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EXHIBIT 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the captions "Selected Consolidated Financial Information" and "Experts" in the Registration Statement (Form S-3, Amendment No. 1) and related Prospectus of Best Buy Co., Inc. for the registration of $402,500,000 of 2.25% convertible subordinated debentures due January 15, 2022 and to the incorpotration by reference therein of our report dated April 2, 2001 with respect to the consolidated financial statements of Best Buy Co., Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 3, 2001, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Minneapolis, Minnesota
April 22, 2002

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Consent of Independent Auditors